Exhibit 99.1


                      Computer Programs and Systems, Inc.
       Announces Record Second Quarter Results; Company Declares Regular
                     Quarterly Dividend of $0.22 Per Share


    MOBILE, Ala.--(BUSINESS WIRE)--July 21, 2005--Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI):

    Highlights:

    -- Established new high marks for quarterly net income and revenue;

    -- Signed contracts for system installation at 11 new client hospitals, averaging $900,000 per facility; and

    --  Declared regular quarterly dividend of $0.22 per share.

    Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI), a leading provider of healthcare information solutions, today announced results for the second quarter and six months ended June 30, 2005.
    The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.22 (twenty-two cents) per share, payable on August 26, 2005, to shareholders of record as of the close of business on August 5, 2005.
    Total revenues for the second quarter ended June 30, 2005, increased 41.8% to $27.0 million, compared with total revenues of $19.0 million for the prior year period. Net income for the quarter ended June 30, 2005, increased 135.2% to $3.4 million, or $0.32 per diluted share, compared with $1.5 million, or $0.14 per diluted share, for the quarter ended June 30, 2004. Cash flow from operations for the second quarter of 2005 was at the breakeven point, compared with cash provided by operations of $1.3 million for the same period last year.
    Total revenues for the six months ended June 30, 2005, increased 43.4% to $53.3 million, compared with total revenues of $37.2 million for the prior year period. Net income for the six months ended June 30, 2005, increased 201.4% to $6.6 million, or $0.63 per diluted share, compared with $2.2 million, or $0.21 per diluted share, for the six months ended June 30, 2004. Cash provided from operations for the first half of 2005 was $6.4 million, compared with $4.6 million for the same period last year.
    Commenting on the results for the first half of the year, David Dye, chief executive officer and president of CPSI, stated, "As a result of the continued increased attention at all levels of government and private industry on the need for hospitals to utilize information technology to improve patient outcomes, we are pleased that both our existing clients and new customers continue to embrace CPSI's system as the tool to enable them to establish a community wide electronic medical record. In particular, recent strong sales of ImageLink, our digital imaging solution, and ChartLink, our web-based patient chart and CPOE product, signify that community hospitals are placing an increased emphasis on the value of CPSI's advanced clinical applications in improving patient care and clinical productivity."
    For the third quarter of 2005, the Company anticipates total revenues of $25.0 to $26.5 million and net income of approximately $2.9 to $3.2 million, or $0.27 to $0.30 per diluted share. CPSI's 12-month backlog as of June 30, 2005, was $75.6 million, consisting of $21.9 million in non-recurring system purchases and $53.7 million in recurring payments for support, outsourcing, ASP and ISP contracts.

    A listen-only simulcast and replay of CPSI's second quarter conference call will be available on-line at www.cpsinet.com and www.earnings.com on July 22, 2005, beginning at 9:00 a.m. Eastern
Time.

    About Computer Programs and Systems, Inc.

    CPSI is a leading provider of healthcare information solutions for community hospitals with over 500 client hospitals in 45 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 800 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.
-0-


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
                 (in thousands, except per share data)

                              Three Months Ended    Six Months Ended
                                   June 30,             June 30,
                              -------------------  ------------------
                                2005       2004      2005      2004
                              --------   --------  --------  --------
Sales revenues:
 System sales                  $12,656     $7,686   $25,299   $14,790
 Support and maintenance        10,514      9,309    20,706    18,564
 Outsourcing                     3,800      2,019     7,362     3,872
                              --------   --------  --------  --------
   Total sales revenues         26,970     19,014    53,367    37,226

Cost of sales:
 System sales                    8,467      6,146    16,422    12,579
 Support and maintenance         4,673      4,113     9,238     8,257
 Outsourcing                     2,125      1,213     4,086     2,352
                              --------   --------  --------  --------
   Total cost of sales          15,265     11,472    29,746    23,188
                              --------   --------  --------  --------
   Gross profit                 11,705      7,542    23,621    14,038

Operating expenses:
 Sales and marketing             1,774      1,445     3,609     2,729
 General and administrative      4,364      3,744     9,232     7,817
                              --------   --------  --------  --------
   Total operating expenses      6,138      5,189    12,841    10,546
                              --------   --------  --------  --------

   Operating income              5,567      2,353    10,780     3,492
Interest income, net               145         56       254       118
Other                              (60)        70         5        79
                              --------   --------  --------  --------
   Income before taxes           5,652      2,479    11,039     3,689
Provision for income taxes       2,243      1,029     4,396     1,484
                              --------   --------  --------  --------
   Net income                   $3,409     $1,450    $6,643    $2,205
                              ========   ========  ========  ========

Basic earnings per share         $0.32      $0.14     $0.63     $0.21
                              ========   ========  ========  ========
Diluted earnings per share       $0.32      $0.14     $0.63     $0.21
                              ========   ========  ========  ========

Weighted average
 shares outstanding:
  Basic                         10,528     10,490    10,509    10,490
  Diluted                       10,613     10,532    10,594    10,529


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                  Unaudited Condensed Balance Sheets
                            (in thousands)

                                                   June 30,  Dec. 31,
                                                     2005      2004
                                                   --------  --------
                                ASSETS
Current assets:
 Cash and cash equivalents                          $10,003   $13,785
 Investments                                          6,155      --
 Accounts receivable, net of allowance
  for doubtful accounts of $1,551 and
  $1,636 respectively                                12,875    11,765
 Financing receivables, current portion               1,723       974
 Inventory                                            1,806     1,475
 Deferred tax assets                                  1,476     1,397
 Prepaid expenses                                       418       438
 Prepaid income taxes                                   985       172
                                                   --------  --------
   Total current assets                              35,441    30,006

Financing receivables, long-term                        498       618
Property and equipment                               11,836    10,659
Accumulated depreciation                             (6,041)   (5,205)
                                                   --------  --------
   Total assets                                     $41,734   $36,078
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                    $1,788      $970
 Deferred revenue                                     2,701     2,602
 Accrued vacation                                     1,836     1,631
 Other accrued liabilities                            2,258     2,323
                                                   --------  --------
   Total current liabilities                          8,583     7,526

Deferred tax liabilities                                678       718

Stockholders' equity:
 Common stock, par value $0.001 per share,
  30,000,000 shares authorized, 10,598,991
  and 10,489,849 shares issued and outstanding           11        10
 Additional paid-in capital                          19,904    17,292
 Deferred compensation                                  (98)     (123)
 Accumulated other comprehensive income                 (26)     --
 Retained earnings                                   12,682    10,655
                                                   --------  --------
   Total stockholders' equity                        32,473    27,834
                                                   --------  --------
   Total liabilities and stockholders' equity       $41,734   $36,078
                                                   ========  ========




    CONTACT: Computer Programs and Systems, Inc., Mobile
             M. Stephen Walker, 251-639-8100